Exhibit 21.1

List of Significant Subsidiaries of Twilio Inc.

Teravoz Telecom Telecomunicacoes Ltda. (Brazil)
Twilio Australia Pty Ltd (Australia)
Twilio Berlin GmbH (Germany)
Twilio Colombia S.A.S. (Colombia)
Twilio Czechia (Czechia)
Twilio Estonia OÜ (Estonia)
Twilio France SARL (France)
Twilio Germany GmbH (Germany)
Twilio Hong Kong Limited (Hong Kong)
Twilio IP Holding Limited (Ireland)
Twilio Ireland Limited (Ireland)
Twilio Japan GK (Japan)
Twilio Netherland BV (The Netherlands)
Twilio Singapore Pte. Ltd. (Singapore)
Twilio Spain, S.L.(Spain)
Twilio Sweden AB (Sweden)
Twilio Technology India Private Limited (India)
Twilio UK Limited (England and Wales)